Investor and Media Contact:
Reid Cox
(209) 926-3417
rcox@pacwest.com

Pac-West Telecomm Announces Third Quarter 2004 Results

•	Revenues rose 14.0% while net loss narrowed by 65.9% from the second quarter
•	Total minutes of use increased 10.8% from the previous quarter
•	$4.8 million settlement received from SBC California for various disputes
•	FCC decision to remove reciprocal compensation growth caps and new market entry rules anticipated to benefit Pac-West

Stockton, CA - November 2, 2004 - Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of communications services to service providers and enterprise customers in the western U.S., today reported a 14.0% increase in third quarter revenues to $31.7 million from the previous quarter, reflecting $4.8 million received from SBC California (SBC) in a settlement of various disputes. The company’s loss narrowed by 65.9% from the previous quarter to $3.1 million.

“We achieved solid improvements in the third quarter as we continued to reshape the company for a new era in communications,” said Hank Carabelli, Pac-West’s president and chief executive officer.

Carabelli cited growth in total minutes of customer usage on Pac-West’s network, cost improvements, and the settlement with SBC as positive financial developments for the company in the quarter. According to Carabelli, “Recent regulatory decisions increasing state reciprocal compensation rates and removing outdated growth caps and new market entry rules are anticipated to benefit Pac-West. These decisions should remove artificial barriers to the growth of competitive telecom carriers, and remove the rationale by which carriers such as Verizon have withheld reciprocal compensation. Under an earlier interpretation of the rules, Verizon again began withholding reciprocal compensation payments due to Pac-West in the third quarter of 2004, prior to the FCC ruling. In addition, a California Public Utilities Commission decision impacting UNEs (unbundled network elements), while negative for many competitive telecom providers, is anticipated to benefit Pac-West by increasing the amount of intercarrier compensation revenue Pac-West is entitled to collect from SBC. We believe these decisions support Pac-West’s business plan and the regulatory positions we have been advocating. In addition, these decisions, along with the $4.8 million settlement received from SBC in the third quarter, and the recently announced $5.9 million amendment to the settlement with SBC to be received in the fourth quarter, will contribute to our full year results.”

Carabelli continued, “Pac-West continues to meet the increasing pace of evolution in our industry. In the first half of 2004, we invested in network upgrades to transition to packet switching to enable VoIP-related services. In the third quarter of 2004, we announced PSTN On Ramp, a service that enables other communications providers access to Pac-West’s infrastructure as an alternative to the incumbent networks of companies such as SBC or Verizon, or building and managing their own infrastructures. We expect to continue to add more services to make using our network easier, more efficient, and less costly than other alternatives.”

Operating Highlights

Total minutes of use increased 10.8% to 11.3 billion in the third quarter of 2004 from 10.2 billion in the second quarter of 2004, driven primarily by higher usage from our Service Provider customers. Total minutes of use increased 0.9% from 11.2 billion in the third quarter of 2003.

As Pac-West customers continue to move more toward usage-based rather than line-based services, the company anticipates that minutes of use will become a more relevant operational metric than lines in service. Total DS-0 equivalent lines in service, which include Enterprise and Service Provider on-network DS-0 line equivalents, increased 0.2% to 416,469 at September 30, 2004 from 415,737 lines at June 30, 2004, and decreased 2.0% on a year-over-year basis from 425,070 lines at September 30, 2003.

Financial Highlights

	Three months ended
($ millions, except per share amounts)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003
Total revenues	$31.7	$27.8	$30.3
Net loss	$(3.1)	$(9.1)	$(4.3)
Loss per share diluted	$(0.08)	$(0.25)	$(0.12)
Cash, cash equivalents & short-term investments	$34.0	$32.3	$61.3
Minutes of Use (billions)	11.3	10.2	11.2
Total DS-0 Equivalent Lines in Service	416,469	415,737	425,070

Revenues - Pac-West’s total revenues for the third quarter of 2004 increased 14.0% to $31.7 million from $27.8 million in the second quarter of 2004, primarily due to the $4.8 million settlement received from SBC in the third quarter of 2004. Revenues rose 4.6% in the third quarter of 2004, from $30.3 million in the third quarter of 2003, primarily due to the SBC settlement, partially offset by a lower rate per minute of use in the third quarter of 2004 resulting from SBC’s implementation of the FCC Intercarrier ISP Order in August of 2003.

Expenses - Network expenses decreased 23.4% to $8.5 million in the third quarter of 2004 from $11.1 million in the second quarter of 2004, primarily reflecting receipt of negotiated supplier credits of approximately $2.4 million. Network expenses decreased 3.4% from $8.8 million in the third quarter of 2003, primarily due to the company’s ongoing cost reduction efforts.

SG&A - Selling, general and administrative expense was relatively constant at $14.5 million in the third quarter of 2004 compared to $14.3 million in the second quarter of 2004. Selling, general and administrative expense decreased 4.6% from $15.2 million in the third quarter of 2003 primarily due to reductions in employee related expenses in 2004, partially offset by increased headcount over 2003.

Net Loss - Net loss for the third quarter of 2004 was $3.1 million, compared with a net loss of $9.1 million in the second quarter of 2004 and a net loss of $4.3 million for the third quarter of 2003. These movements were principally due to higher revenues and lower network expenses.

EBITDA - EBITDA (earnings before interest, net, income taxes, depreciation and amortization) for the third quarter of 2004 rose to $7.7 million from $2.0 million for the second quarter of 2004, and $6.3 million for the third quarter of 2003. The increases were principally due to higher revenues and lower network expenses.

Liquidity - As of September 30, 2004, the company’s cash, cash equivalents and short-term investments increased to $34.0 million from $32.3 million at June 30, 2004. This increase in cash was primarily due to borrowings of $3.0 million under the financing arrangement with Merrill Lynch Capital.

Reconciliation of Non-GAAP Financial Measures

Although EBITDA is not a measure of financial performance under generally accepted accounting principles, the company believes EBITDA is a common measure used by analysts and investors to evaluate its capacity to meet its obligations. Management also uses EBITDA as an internal measurement tool and accordingly, believes that the presentation of EBITDA provides useful and relevant information. The reconciliation of EBITDA to operating cash flow for the periods presented is:

	Three months ended
($ millions)	Sept. 30, 2004	June 30, 2004	Sept. 30, 2003
EBITDA	$7.7	$2.0	$6.3
Changes in operating assets and liabilities	(1.4)	3.4	6.9
Interest expense, net	(3.1)	(3.0)	(3.1)
Amortization of deferred stock compensation	0.1	0.1	-
Operating Cash Flow	$3.3	$2.5	$10.1

Investor Call

Management is holding an investor conference call on Wednesday, November 3, 2004 at 8:30 a.m. PT/11:30 a.m. ET to discuss the quarterly results. Investors are invited to participate by dialing 1-888-291-0829 or 706-679-7923. A live webcast will be available on Pac-West’s website at www.pacwest.com/investor. A replay will be available through November 17, 2004 by dialing 1-800-642-1687 or 706-645-9291 (ID# 1734976), or on Pac-West’s website.

Supplemental Financial and Operational Data

Additional supplemental financial and operational data can be accessed in a summary that is posted on Pac-West’s website at www.pacwest.com/investor/supplemental. Pac-West’s filings with the SEC are also available online at www.pacwest.com/investor.

About Pac-West Telecomm, Inc.

Founded in 1980 and first incorporated in 1981, Pac-West Telecomm, Inc. has been offering telephone service to its customers since 1982. Pac-West is currently one of the largest competitive local exchange carriers headquartered in California. Pac-West's network averages over 120 million minutes of voice and data traffic per day, and carries an estimated 20% of the dial-up Internet traffic in California. In addition to California, Pac-West has operations in Nevada, Washington, Arizona, and Oregon. For more information, please visit Pac-West’s website at www.pacwest.com.

Forward-Looking Statements

In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2003, as filed with the SEC on March 30, 2004, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our substantial indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the declining rate at which intercarrier compensation payments are determined; the inability to expand our business as a result of the unavailability of funds to do so; adverse affects on our operations as a result of covenants in agreements related to our borrowings; the loss of key executive officers could negatively impact our business prospects; the possible delisting of our common shares from the Nasdaq SmallCap Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

Pac-West Telecomm, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2004	2003	2004	2003

Revenues	$31,652	$30,312	$88,912	$106,550
Costs and expenses:
Network expenses	8,535	8,829	30,175	26,532
Selling, general and administrative	14,454	15,155	42,984	44,609
Depreciation and amortization	7,760	9,862	24,975	33,913
Restructuring charges	124	-	503	125
Total operating expenses	30,873	33,846	98,637	105,179
Income (loss) from operations	779	(3,534)	(9,725)	1,371
Interest expense, net	3,073	3,149	8,852	9,541
Other (income) expense, net	833	13	817	30
Loss before income taxes	(3,127)	(6,696)	(19,394)	(8,200)
Income tax expense (benefit)	-	(2,382)	3	(2,733)
Net loss	$(3,127)	$(4,314)	$(19,397)	$(5,467)

Basic weighted average number of shares outstanding	36,618	36,492	36,686	36,464
Diluted weighted average number of shares outstanding	36,618	36,492	36,686	36,464
Basic and diluted net loss per share	$(0.08)	$(0.12)	$(0.53)	$(0.15)

CONDENSED CONSOLIDATED BALANCE SHEETS
($ thousands)	Sep. 30, 2004
	(unaudited)	Dec. 31, 2003

Cash, cash equivalents and short-term investments	$34,029	$34,657
Trade accounts receivable, net	8,804	7,713
Prepaid expenses and other current assets	4,331	4,576
Deferred tax assets	-	3,467
Total current assets	47,164	50,413
Property and equipment, net	104,623	121,211
Deferred financing costs, net	1,225	1,635
Other assets, net	1,977	943
Total assets	$154,989	$174,202

Accounts payable and accrued liabilities	$10,559	$11,133
Other current liabilities	7,081	11,957
Total current liabilities	17,640	23,090
Long-term debt	63,071	54,523
Capital lease payable	757	191
Deferred revenue	398	467
Deferred income taxes	-	3,467
Total liabilities	81,866	81,738
Stockholders' equity	73,123	92,464
Total liabilities and stockholders' equity	$154,989	$174,202

Certain prior period amounts have been reclassified to conform to current period presentations.